      EXHIBIT 99.1

Contact:	Craig N. Cohen
Phone: 314-214-7000
E-mail: cnc@talx.com

TALX REPORTS FOURTH-QUARTER EARNINGS PER SHARE
NEARLY TRIPLES

     ST.     LOUIS, Mo. (May 7, 2003) — TALX Corporation (NASDAQ: TALX) today reported earnings of $4.0 million, or $0.29 per diluted share, for the fiscal fourth quarter ended March 31, 2003, compared with $1.4 million, or $0.10 per diluted share, for the year-ago period. The earnings increase was due principally to the 42 percent revenue growth in The Work Number services and the strong impact of the unemployment cost management business, acquired in March 2002. Revenues increased to $33.7 million from $11.2 million the prior year.

     Earnings for fiscal 2003 were $12.7 million, or $0.90 per diluted share, compared with $3.9 million or $0.29 per share, for fiscal 2002. Excluding the $1.9 million, or $0.14 per share, after-tax impact of a restructuring charge and inventory write-downs in the prior year, earnings grew 109 percent, from $5.8 million, or $0.43 per share. Revenues increased to $125.7 million from $44.6 million.

     William W. Canfield, president and chief executive officer, commented, “This year at TALX was outstanding in so many ways, both in terms of executing our strategy and providing value to shareholders. We achieved strong financial results, at both the top line and the bottom line. In addition to record revenues and earnings, during fiscal 2003 we:

•	Achieved $9 million in annualized revenue from our cross-selling program;

•	Surpassed sales goals established for new contract bookings for both The Work Number services and unemployment cost management businesses;

•	Generated $28.7 million cash from operating activities;

•	Repurchased 486,000 shares for $5.6 million; and

•	Paid $1.6 million in dividends and increased the dividend rate by 33 percent during the most recent quarter.”

     The company reported that for the fiscal fourth quarter, The Work Number services revenues rose 42 percent to $10.7 million, from $7.6 million in the year-ago period, and grew 32 percent for the full year. The total number of employment records on the service increased to 76.4 million at March 31 from 60.7 million a year ago and 72.0 million at the end of the prior quarter, representing gains of 26 percent and 6 percent, respectively. Total employment records under contract, including those in backlog to be added to the database, increased to 82.0 million at March 31 from 70.2 million a year earlier and 78.6 million at the end of the previous quarter, for increases of 17 percent and 4 percent, respectively. The Work Number’s employment and income verification service managed 997,000 transactions during the quarter ended March 31, compared to 572,000 in the year-ago quarter and 907,000 during the prior sequential quarter. The increase in transactions was attributable to an increase in the number of records available on the database, strong mortgage activity, and an increasing usage of the service by large verifiers.

     In addition to strong revenue growth in the fourth quarter, the company reported gross margin improvement throughout its business. The overall gross margin percentage increased 340 basis points from the year-ago quarter, to 55.3 percent. The gross margin in The Work Number was 67.0 percent and bettered the prior-year amount by 230 basis points. The gross margin for unemployment cost management was 50.1 percent for the fiscal fourth quarter, which was the best performance since the business was acquired in late March 2002. These gross margin gains, coupled with a 40-basis-point reduction in operating expenses from the prior year, contributed to a 20.2 percent operating margin, which represents a 380-basis-point improvement compared to the year-ago quarter.

     The company expects that it will maintain revenue and earnings growth, as it continues to effectively market its suite of payroll-data centric services. The company reaffirmed financial guidance for the fiscal year ending March 31, 2004, adjusted for the sale of the human resources and benefits application services business to Workscape, Inc., as follows:

•	Total revenues — $125 - $128 million;

•	Diluted earnings per share from continuing operations — $1.08 - $1.12; and

•	Diluted earnings per share from continuing operations for the quarter ending June 30, 2003 — $0.18 - $0.20.

Comparative results for fiscal 2003, excluding the $10.2 in revenues and $0.13 of earnings per share from the human resources and benefits application services business, are as follows:

•	Total revenues — $115.5 million;

•	Diluted earnings per share from continuing operations — $0.77; and

•	Diluted earnings per share from continuing operations for the quarter ending June 30, 2002 — $0.16.

     A conference call to discuss the company’s performance during its fiscal 2003 fourth quarter and full year, as well as its outlook, is scheduled for Thursday, May 8, at 9:00 a.m. Central Daylight Time. To participate in this call, dial (888) 423-3280. A slide presentation will accompany the call on the Web at www.talx.com/2003. Other information of investor interest can be found at www.talx.com/investor. A digitized replay of the call will be in effect from 12:30 p.m. CDT on May 8 through midnight on Friday, May 9. The replay number is (800) 475-6701 and the access code is 682666.

     TALX Corporation is a leading business process outsourcer for payroll data-centric services. TALX holds a leadership position in two key employment-related services — automated employment and income verification services via The Work Number® and unemployment cost management services via UC eXpressSM. TALX also provides paperless payroll services, W-2 services, and automated time entry services. Based in St. Louis, Missouri, TALX Corporation’s common stock trades on the Nasdaq Stock Market® under the symbol TALX. For more information about TALX Corporation call 314-214-7000 or access the company’s Web site at www.talx.com.

     Statements in this news release expressing the beliefs and expectations of management regarding future performance are forward-looking statements including, without limitation, anticipated revenue and earnings in fiscal 2004 and any other plans, objectives, expectations and intentions contained in this release that are not historical facts. These statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. These risks, uncertainties and other factors may cause our actual results, performance or achievements to be materially different from those expressed or implied by our forward-looking statements.

     These risks and uncertainties include, without limitation, the risks detailed in the company’s 2002 10-K/A, and those described in other documents and reports filed from time to time with the Securities and Exchange Commission, press releases and other communications. These risks include, but are not limited to (1) the risks associated with securities litigation, the SEC investigation and the restatement of our financial statements (2) risk that our future growth will depend on our ability to successfully integrate our acquisitions and capitalize on anticipated cross-selling opportunities, (3) risk of our ability to successfully increase the size and range of applications for The Work Number database, (4) risk that our revenues from The Work Number may fluctuate in response to changes in the level of residential mortgage activity and interest rates, (5) risk that the market for The Work Number depends in part on the requirements established by purchasers in the secondary mortgage market, and our revenues and profitability would be significantly harmed if these requirements were relaxed, (6) risks associated with our ability to maintain the accuracy and confidentiality of employee information, (7) risk or uncertainty regarding possible applicability of the Fair Credit Reporting Act to The Work Number, (8) risks associated with privacy legislation, (9) risk of interruption of computer network and telephone operations and (10) risks associated with quarterly and annual operating results fluctuations. We do not undertake any obligation or plan to update these forward-looking statements, even though our situation may change.

— tables attached —

TALX Corporation and Subsidiaries
Consolidated Statements of Earnings
(dollars in thousands, except share and per share information)

	Three Months Ended		Year Ended
	March 31,		March 31,

	2003	2002	2003	2002

Revenues:
The Work Number services	$10,733	$7,566	$35,934	$27,184
Unemployment cost management services	19,789	848	74,645	848
Human resources and benefits application services	2,184	1,553	10,188	9,757
Customer premises systems	142	257	1,324	2,870
Maintenance and support	882	949	3,639	3,893

Total revenues	33,730	11,173	125,730	44,552

Cost of revenues:
The Work Number services	3,540	2,674	12,285	9,320
Unemployment cost management services	9,870	450	38,337	450
Human resources and benefits application services	1,415	1,465	6,486	7,530
Customer premises systems	82	570	997	2,652
Maintenance and support	185	217	734	1,028
Inventory write-down	—	—	—	307

Total cost of revenues	15,092	5,376	58,839	21,287

Gross margin	18,638	5,797	66,891	23,265

Operating expenses:
Selling and marketing	5,594	1,866	19,692	8,516
General and administrative	6,241	2,098	25,180	7,454
Restructuring charge	—	—	—	2,627

Total operating expenses	11,835	3,964	44,872	18,597

Operating income	6,803	1,833	22,019	4,668

Other income(expense), net
Interest income	31	372	115	1,493
Interest expense	(343)	(18)	(1,471)	(18)
Other, net	2	50	(2)	92

Total other income (expense), net	(310)	404	(1,358)	1,567

Earnings before income tax expense	6,493	2,237	20,661	6,235
Income tax expense	2,469	806	7,914	2,302

Net earnings	$4,024	$1,431	$12,747	$3,933

Basic earnings per share:	$0.30	$0.10	$0.93	$0.31

Diluted earnings per share	$0.29	$0.10	$0.90	$0.29

Weighted average number of shares outstanding (basic)	13,640,299	13,775,037	13,742,581	12,622,689

Weighted average number of shares outstanding (diluted)	14,089,191	14,499,913	14,208,565	13,481,683

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TALX Corporation and Subsidiaries
Consolidated Balance Sheets
(dollars in thousands, except share information)

	March 31,	March 31,
	2003	2002

Assets
Current assets:
Cash and cash equivalents	$9,409	$21,431
Accounts receivable, net	18,082	12,469
Work in progress, less progress billings	1,091	1,377
Prepaid expenses and other current assets	4,122	3,444
Deferred tax assets, net	556	2,948

Total current assets	33,260	41,669
Property and equipment, net	10,315	11,357
Capitalized software development costs, net	3,804	3,262
Goodwill	105,469	102,564
Other intangibles, net	18,450	19,175
Other assets	1,431	1,711

	$172,729	$179,738

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$1,560	$1,200
Accrued expenses and other liabilities	11,478	20,455
Dividends payable	542	413
Current portion of capitalized lease obligations	130	156
Current portion of long-term debt	10,000	8,000
Income taxes payable	482	814
Deferred revenue	7,537	7,632

Total current liabilities	31,729	38,670
Deferred tax liabilities, net	3,372	371
Capitalized lease obligations	22	152
Long-term debt	12,000	22,000
Other long-term liabilities	2,508	2,417

Total liabilities	49,631	63,610

Commitments and contingencies
Shareholders’ equity:
Preferred stock, $.01 par value; authorized 5,000,000 shares and no shares issued or outstanding at March 31, 2003 and 2002	—	—
Common stock, $.01 par value; authorized 30,000,000 shares, issued and outstanding 13,948,542 shares at March 31, 2003, and 13,909,714 shares at March 31, 2002	140	139
Additional paid-in capital	162,773	162,058
Accumulated deficit	(34,806)	(44,007)
Accumulated other comprehensive income:
Unrealized loss on interest rate swap contract, net of tax of $99 at March 31, 2003	(158)	—
Treasury stock, at cost, 409,231 shares at March 31, 2003, and 120,951 shares at March 31, 2002	(4,851)	(2,062)

Total shareholders’ equity	123,098	116,128

	$172,729	$179,738

-more-

TALX Corporation and Subsidiaries
Consolidated Statements of Cash Flows
(dollars in thousands)

	Year Ended March 31

	2003	2002

Cash flows from operating activities:
Net earnings	$12,747	$3,933
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	8,306	3,911
Inventory write-down	—	307
Capitalized software write-down	—	1,941
Deferred taxes	5,393	(782)
Change in assets and liabilities, excluding those acquired:
Trade receivables	(5,613)	1,699
Work in progress, less progress billings	286	76
Prepaid expenses and other current assets	(678)	(45)
Other assets	36	(940)
Accounts payable	478	(188)
Accrued expenses and other liabilities	7,598	(2,093)
Income taxes payable	127	2,082
Deferred revenue	(95)	1,444
Other non-current liabilities	91	—

Net cash provided by operating activities	28,676	11,345

Cash flows from investing activities:
Additions to property and equipment	(4,516)	(1,606)
Acquisitions, net of cash received	(20,052)	(102,477)
Purchases of short-term investments	(4,000)	(234,126)
Maturities of short-term investments	—	5,365
Sales of short-term investments	4,000	233,097
Capitalized software development costs	(2,123)	(2,357)

Net cash used in investing activities	(26,691)	(102,104)

Cash flows from financing activities:
Issuance of common stock	1,442	83,905
Purchases of treasury stock	(5,644)	(5,486)
Repayments of capitalized lease obligations	(156)	—
Borrowings of long-term debt	—	30,000
Repayments of long-term debt	(8,000)	—
Dividends paid	(1,649)	(1,396)

Net cash provided by (used in) financing activities	(14,007)	107,023

Net increase (decrease) in cash and cash equivalents	(12,022)	16,264
Cash and cash equivalents at beginning of period	21,431	5,167

Cash and cash equivalents at end of period	$9,409	$21,431

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